EXHIBIT 10.4

FIRST DATA CORPORATION

LONG-TERM INCENTIVE PLAN

NON-QUALIFIED STOCK OPTION AGREEMENT

[FirstName] [MI]. [LastName]	Option Number: [ ]
[Address]	Plan: [ ]
[City, State, Postal, Country]	ID: [ ]

Effective [Date of Grant], you have been granted a Non-Qualified Stock Option to buy [Shares Granted] shares of FIRST DATA CORPORATION (the Company) stock at [$Grant PriceUSD] per share.

Shares in each period will become fully vested on the date shown.

Shares	Vest Type	Full Vest	Expiration
[Vest1]	On Vest Date	[Date1]	[Expiration Date]
[Vest2]	On Vest Date	[Date2]	[Expiration Date]
[Vest3]	On Vest Date	[Date3]	[Expiration Date]
[Vest4]	On Vest Date	[Date4]	[Expiration Date]

These options are granted under and governed by the Terms and Conditions of the First Data Corporation Long-Term Incentive Plan.

FIRST DATA CORPORATION

BY:
Michael T. Whealy, Secretary

First Data Corporation 2002 Long-Term Incentive Plan

Nonqualified Stock Option Grant—Terms and Conditions

Section 16 Insiders (Non-Executive Committee)

1.	These Terms and Conditions form part of the Stock Option Agreement (the “Agreement”) that has been sent to you in connection with the grant of a Nonqualified Stock Option (“Stock Option”) under the First Data Corporation 2002 Long-Term Incentive Plan (the “2002 LTIP”). A copy of the 2002 LTIP is enclosed for your convenience. Any capitalized terms used in this Agreement that are not defined herein shall have the meaning set forth in the 2002 LTIP.

2.	The number of common shares of First Data Corporation subject to the Stock Option, and the option exercise price, are specified in the attached document (which forms part of the Agreement) and are subject to adjustment as described below.

3.	Subject to other provisions of this Agreement and the terms of the 2002 LTIP, you will “vest,” or have the right to exercise, this Stock Option as follows: [vesting schedule]

Notwithstanding any other provision of the 2002 LTIP or this Agreement, to continue vesting in your award, you must execute and return to the Company an updated, lawful restrictive covenant agreement if requested by the Company. Failure to execute such an agreement will cause your award to cease vesting, although that portion of your award that is vested prior to the Company requesting you to execute an updated restrictive covenant agreement shall remain vested.

4.	This Stock Option may not be exercised unless the following conditions are met:

(a)	Legal counsel for the Company must be satisfied at the time of exercise that the issuance of shares upon exercise will comply with applicable U.S. federal, state, local and foreign laws.

(b)	You pay the exercise price as follows: (i) by giving notice to the Company of the number of whole shares of Common Stock to be purchased and by making payment therefor in full (or arranging for such payment to the Company’s satisfaction) either (A) in cash, (B) by delivery (either actual delivery or by attestation procedures established by the Company) of Mature Shares having an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (C) in cash by a broker-dealer acceptable to the Company and in which you have submitted an irrevocable notice of exercise (i.e., also known as “cashless exercise”) or (D) by a combination of (A) and (B), (ii) if applicable, by surrendering to the Company any Tandem SARs which are canceled by reason of the exercise of the Stock Option and (iii) by executing such documents as the Company may reasonably request.

(c)	You must, at all times during the period beginning with the grant date of this Stock Option and ending on the date of such exercise, have been employed by the Company, a Subsidiary or an Affiliate or have been engaged in a period of Related Employment, with certain exceptions noted below. Service on the Board after receipt of a Stock Option shall not be considered a termination of employment.

(d)	You have executed and returned to the Company a restrictive covenant agreement containing certain noncompete, nonsolicitation and/or nondisclosure provisions. While a court may sever any provision in the restrictive covenant agreement, you agree by executing the restrictive covenant agreement that the Company will be relieved of its obligations under this Agreement with respect to current and future stock option awards if you do not abide by the restrictive covenant agreement as written.

5.	Absent a period of Related Employment or service on the Board subsequent to the grant date, if you terminate employment while holding Stock Options, your right to exercise those Stock Options depends on the reason for your termination.

(a)

Disability. If your employment with or service to the Company, a Subsidiary or an Affiliate terminates by reason of Disability, each Stock Option shall become fully vested and exercisable and may thereafter be exercised by you (or your legal representative or similar person) until the date which is one year after the effective date of your termination of employment or service, or if earlier, the expiration date of the term of such Stock Option.

(b)	Retirement. If your employment with or service to the Company, a Subsidiary or an Affiliate terminates by reason of Retirement, each Stock Option shall continue to vest in accordance with its terms, and to the extent vested, may thereafter be exercised by you (or your legal representative or similar person) until the date which is four years after the effective date of your termination of employment or service, or if earlier, the expiration date of the term of such Stock Option.

(c)	Death. If your employment with or service to the Company, a Subsidiary or an Affiliate terminates by reason of death, each Stock Option shall become fully vested and exercisable and may thereafter be exercised by your executor, administrator, legal representative, beneficiary or similar person until the date which is one year after the date of death, or if earlier, the expiration date of the term of such Stock Option.

(d)	Involuntary Termination Without Cause. If your employment with or service to the Company, a Subsidiary or an Affiliate is terminated involuntarily and without Cause, each Stock Option shall cease to vest, and to the extent already vested, may thereafter be exercised by you (or your legal representative or similar person) until the date which is three months after such involuntary termination, or if earlier, the expiration date of the term of such Stock Option. If you are rehired by the Company within three months of your involuntary termination other than for Cause, you are not considered to have terminated employment under the Plan.

(e)	Other Termination. If your employment with or service to the Company terminates for any reason other than Disability, Retirement, death, or involuntary termination without Cause, each Stock Option shall cease to vest, and to the extent already vested, may thereafter be exercised by you (or your legal representative or similar person) until the close of the New York Stock Exchange (if open) on the date of your termination of employment or service. If the New York Stock Exchange is closed at the time of your termination of employment, such Stock Option shall be forfeited at the time your employment is terminated and shall be canceled by the Company.

(f)	Death Following Termination of Employment or Service. If you die during the applicable Post-Termination Exercise Period, each Stock Option will be exercisable only to the extent that such Stock Option is exercisable on the date of your death and may thereafter be exercised by your executor, administrator, legal representative, beneficiary or similar person until the date which is one year after the date of death, or if earlier, the expiration date of the term of such Stock Option.

6.	So long as you continue employment with or service to the Company, you may transfer Stock Options to a Family Member or Family Entity without consideration; provided, however, in the case of a transfer of Stock Options to a limited liability company or a partnership which is a Family Entity, such transfer may be for consideration consisting solely of an entity interest in the limited liability company or partnership to which the transfer is made. Any transfer of Stock Options shall be in a form acceptable to the Committee, shall be signed by you and shall be effective only upon written acknowledgement by the Committee of its receipt and acceptance of such notice. If a Stock Option is transferred to a Family Member or Family Entity, the Stock Option may not thereafter be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by such Family Member or Family Entity except by will or the laws of descent and distribution.

7.	The Committee shall adjust your Stock Option award in the event of a stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a regular cash dividend.

8.	In the event of a Change in Control, each outstanding Stock Option granted to you under the 2002 LTIP shall immediately become fully vested and exercisable. If you are an eligible participant in a Company severance policy at the time of a Change in Control and your employment with or service to the Company, a Subsidiary or an Affiliate is terminated for an eligible reason under such severance policy during the 24 months beginning on the effective date of the Change in Control, then each Stock Option granted to you after July 26, 2005 may be exercised by you (or your legal representative or similar person) until the earlier of (a) the end of your non-conditional severance period under such severance policy or three months after your termination of employment, whichever is later, or (b) the expiration date of the term of such Stock Option.

9.	The Board or Committee may amend or terminate the 2002 LTIP and may amend (or their delegate may amend) these Terms and Conditions. No amendment may impair your rights as an option holder without your consent. The determination of such impairment shall be made by the Committee in its sole discretion.

10.	The Committee (or its delegate) administers the 2002 LTIP and has discretion to interpret the 2002 LTIP and this Agreement. Any decision or interpretation rendered by the Committee or its delegate shall be final, conclusive and binding on you and all persons claiming under or through you. By accepting this grant or other benefit under the 2002 LTIP, you and each person claiming under or through you shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, any action taken under the 2002 LTIP by the Committee or its delegate.

11.	The validity, construction, interpretation, administration and effect of the 2002 LTIP and this Agreement shall be governed by the substantive laws, but not the choice of law rules, of the State of Delaware.